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                                    [LOGO]

                              Better Ingredients.
                                 Better Pizza.


Note: A conference call will be held Wednesday, April 25, 2001 at 10:00 a.m. EST for discussion of first quarter and other announcements. If you are interested in participating in the conference call, please call 1-800-464-9034 immediately prior to the scheduled time. The conference ID is: 100773

Contact:  D. Ross Davison
          Chief Financial Officer and Treasurer
          (205) 981-2823

                   PJ AMERICA REPORTS FIRST QUARTER RESULTS


Birmingham, Alabama, April 24, 2001


PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today its financial results for the first quarter ended April 1, 2001.

First Quarter Highlights:

 .  Sales increased 16% to $30.0 million from $25.8 million.  Comparable restaurant sales increased 3.5%.
 . Reported net income for the quarter was $849 thousand and diluted EPS was $0.20. These results compare to net income of $1.21 million and diluted EPS of $0.23 for the first quarter in 2000.
 . The Company opened 1 restaurant during the quarter. At the close of business on the last day of the quarter, the Company closed two restaurants and sold 8 restaurants. Therefore, the Company began the second quarter with 167 restaurants in 9 states and Puerto Rico. The net impact of these events was immaterial.

Second Quarter Outlook

 . The Company stated it expects to report diluted net earnings per share of $0.18 to $0.22 on projected revenues of $28.0 to $29.0 million for the second quarter ending July 1, 2001. These projected results for the second quarter are based an on anticipated comparable restaurant sales increase of 0% to 2%, and two restaurant openings.
 . Due to the previously announced tender offer proposal, the Company will postpone its Annual meeting of stockholders, previously scheduled for June 5, 2001 in Louisville, Kentucky. The Board has appointed a special committee of outside directors to review the proposal and evaluate strategic alternatives.
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The Company's President and CEO, Doug Stephens said, "This year's strategy to move our anniversary promotion to February versus its traditional time in April provided a boost in sales and produced a solid quarter for our core markets. Our new markets, however, did not show as much aggregate financial improvement as expected. This is the key focus for us, as we must develop a profitable business in our new markets to justify future development. Lou Romanus, our new COO is focusing on the new markets as his primary task."

Forward Looking Statements

     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: the ability to increase sales and operate profitably in new markets, increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
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                                                             PJ America, Inc.

                                                            Three Months Ended
                                                         -----------------------
                                                          April 1,    March 26,
                                                            2001        2000
                                                         ---------    ----------

Restaurant sales                                         $ 29,953     $ 25,825

Net income                                               $    849     $  1,206
                                                         =========    ==========

Diluted earnings per share                               $   0.20     $   0.23
                                                         =========    ==========

Weighted average shares - diluted                           4,327        5,312
                                                         =========    ==========


(All data above in thousands except per share amounts)
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                               PJ AMERICA, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                            April 1,  March 26,
                                                              2001      2000
                                                           --------- ----------
(In thousands, except per share amounts)

Restaurant sales                                           $  29,953 $   25,825

Cost and expenses:
  Cost of sales                                                8,709      7,649
  Salaries and benefits                                        8,733      7,526
  Other operating expenses                                     8,061      6,525
                                                           --------- ----------
                                                              25,503     21,700

  General and administrative expenses                          2,063      1,430
  Depreciation and amortization                                1,005        946
                                                           --------- ----------
Total costs and expenses                                      28,571     24,076
                                                           --------- ----------

Operating income                                               1,382      1,749

Other (expense) income                                           (55)       106
                                                           --------- ----------

Income before income taxes and cumulative effect of change
  in accounting principle                                      1,327      1,855

Income tax expense                                               478        649
                                                           --------- ----------

Net income                                                 $     849 $    1,206
                                                           ========= ==========

Basic earnings per share                                   $    0.20 $     0.23
                                                           ========= ==========

Diluted earnings per share                                 $    0.20 $     0.23
                                                           ========= ==========

Weighted average shares outstanding - Basic                    4,324      5,290
                                                           ========= ==========

Weighted average shares outstanding - Diluted                  4,327      5,312
                                                           ========= ==========